Resources Global Professionals Names Nate Franke Executive Vice President and Chief Financial Officer

IRVINE, Calif., Nov. 7 /PRNewswire-FirstCall/ -- Resources Global Professionals ("Resources"), a multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), today announced the appointment of Nate Franke as executive vice president and chief financial officer, effective November 26.

In this role, Mr. Franke will be responsible for all financial aspects of Resources' operations, including financial reporting and investor relations. Mr. Franke, 46, joins Resources after 22 years at Deloitte & Touche LLP, where, for the past twelve years, he served as an audit partner primarily working with publicly traded companies in the consumer and technology industries. Mr. Franke will be based in Resources' Irvine headquarters and report to Donald B. Murray, chairman and chief executive officer.

"We are thrilled that Nate has agreed to join Resources," said Murray. "He is an accomplished financial executive with a wealth of relevant expertise and he will add substantial value to Resources' clients, investors and employees."

"I'm excited to become part of this dynamic, global organization and I look forward to working alongside my colleagues at Resources to execute the growth and strategic goals of the organization," said Franke.

Mr. Franke will be responsible for overseeing the financial side of a business that generated $735.9 million in revenue in fiscal 2007, employs more than 4,000 professionals globally and has grown to more than 80 practice offices worldwide during the past 10 years.

"Nate's background is perfectly suited for dealing with today's increasingly complex regulatory environment," said Neil Dimick, member of Resources' Board of Directors and chairman of its Audit Committee. "We are very excited to have him join our company."

As CFO, Mr. Franke succeeds Anthony Cherbak, executive vice president and chief operating officer, who has served as acting CFO since September, following the departure of Stephen J. Giusto. With Mr. Franke's appointment, Mr. Cherbak will return to his role as Resources' COO.

Mr. Franke is a certified public accountant (CPA) and a member of the American Institute of Certified Public Accountants. He is a graduate of the University of California, Santa Barbara, and holds his Masters in Business Administration from the University of California, Irvine. Mr. Franke is also a part-time lecturer in financial reporting and analysis at the University of California, Irvine, Merage School of Business. He lives in North Tustin, California, with his wife and two children. An active coach in local youth athletics, Mr. Franke also enjoys fishing, scuba diving and water skiing.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals is a multinational professional services firm that helps business leaders execute internal initiatives. Working as members of client teams, we solve problems, execute and transfer knowledge. Partnering with business leaders, we drive internal change across all parts of a global enterprise -- finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,100 professionals, from more than 80 practice offices, serving 2,200 clients around the world.

Headquartered in Irvine, California, Resources Global has served 81 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.